Exhibit 10.29

March 20, 2008

Mr. Rembert de Villa

7 Park Ave., Apt. 12D

New York, New York 10016

Re: Employee Offer Letter

Dear Mr. de Villa:

We are pleased to offer you employment with ExlService.com, Inc. (“ExlService” or the “Company”) for the position of Managing Principal and Head of Transformation. ExlService is a wholly owned subsidiary of ExlService Holdings, Inc. (“Parent”). This is a Vice President (Level 3) position and shall be based in New York. You will report directly to Rohit Kapoor, President and Chief Operating Officer.

Your annual salary (“Base Salary”) will be $350,000 (Three Hundred and Fifty Thousand dollars only), payable as per the Company’s payroll policies. Currently, our payroll period ends on the 15th and 30th of each month. Your start date of work as a full time employee with ExlService is April 15, 2008 (“Joining Date”).

Your employment will be at will. This offer is not to be considered a contract guaranteeing employment for any specific duration and is subject to approval of your work authorization by the U.S. Department of Homeland Security. The Company will sponsor you and provide you with reasonable assistance in connection with obtaining appropriate work authorization for you.

Stock Options and Restricted Stocks:

Employees of Parent and its subsidiaries and affiliates are generally eligible to participate in the ExlService Holdings, Inc. 2006 Omnibus Award Plan (as amended) (the “Plan”). You will be recommended for a grant of options to purchase 40,000 shares of Parent common stock and 4,000 shares of restricted Parent common stock (collectively, the “Initial Equity Grant”) at the next regularly scheduled meeting of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”). The Initial Equity Grant will be subject to the approval of the Compensation Committee in its sole discretion. The terms and conditions of the Initial Equity Grant (including the date of grant, the exercise price of the stock options, and the vesting schedule) will be determined and approved by the Compensation Committee and shall be evidenced by a stock option award agreement and a restricted stock award agreement consistent with the terms of the Plan. As per the current policy approved by the Compensation Committee, you will also be eligible, subject to

ExlService Inc.	1

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417 Fax: 212-872 1524

performance and other conditions considered by the Compensation Committee, to receive equity awards annually during the term of your employment. As with all equity compensation, this is at the sole discretion of the Compensation Committee.

Bonus:

You will be eligible to receive an annual cash bonus equivalent to 70% of your Base Salary, subject to achievement of the following objectives:

•	30% of your total bonus potential shall depend on the achievement of enterprise revenue and EBIT (adjusted) targets set for each calendar year;

•	30% of your total bonus potential shall depend on the achievement of revenue and gross margin targets for the Company’s Transformation business line that are set for each calendar year; and

•	40% of your total bonus potential shall depend on achievement of personal objectives set for each calendar year.

You may be eligible for bonus payment in excess of 70% of your base salary, if and to the extent targets and objectives are exceeded. Other terms of your bonus will be determined in accordance with the Company Bonus Policy.

In accordance with current Company Bonus policy, the annual bonus is paid in March for the performance during the preceding calendar year. You must be employed and must not be serving any notice period on the date bonuses are paid for you to be eligible for receipt. For calendar year 2008, you will be eligible to receive a bonus, prorated to reflect the number of days you were employed by the Company in 2008.

Benefits:

As an ExlService employee, you will be immediately eligible to participate in the health, dental, vision, life insurance and disability plans in accordance with their terms as in effect from time to time. You will also be eligible to participate in the Company’s 401(k) plan in accordance with its terms as in effect from time to time. Under the 401(k) plan, you can save up to 13% of your eligible compensation (subject to IRS-mandated maximum limits) through pre-tax payroll deduction. You will become eligible to participate in the 401(k) plan on the first day of the month following your Joining Date.

Vacation and Sick Leave:

You will be entitled to four weeks vacation and 3 personal choice days per calendar year prorated for 2008 to reflect the number of days you were employed by the Company in 2008. Any unused vacation time at the end of the calendar year will be forfeited. Please refer to your employee’s package (to be separately provided to you) for further details.

ExlService Inc.	2

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417 Fax: 212-872 1524

Business Expenses:

ExlService will pay for or reimburse authorized business related expenses that you may incur in discharging your duties, subject to presentation of appropriate documentation in accordance with applicable Company policy.

Severance:

If the Company terminates your employment without Cause (as defined below), then you shall be entitled to receive severance payments in an aggregate amount equal to 3 months Base Salary, payable in accordance to Company’s regular payroll practices. The severance payments will not be made unless and until you execute (and do not revoke during any applicable revocation period) a mutually agreeable waiver and release of all claims against the Company, Parents, their respective subsidiaries and affiliates, their respective predecessors and successors, and the employees, officers, directors, shareholders, partners, members, agents, and representatives of each of the foregoing, and such waiver and release becomes effective in accordance with its terms, and shall be subject to your compliance with the terms of the non-disclosure and non-compete agreement referenced below.

For purposes of this offer letter, “Cause” means (A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or (B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company; (C) material violation by you of any material Company policy; (D) willful and continuing failure to substantially perform your duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in your performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to you by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by you shall be considered “willful” unless done or failed to be done by you in bad faith and without a reasonable belief that your actions or omission was in the best interest of the Company; (E) your failure to reasonably cooperate in an investigation involving the Company by any governmental authority; (F) your material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that you have acted in accordance with such applicable laws: you are following, in good faith, the written advice of counsel, such counsel having been approved by the Board of Directors of the Company as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and you have, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion; (G) your failure to follow the lawful directives of your supervisor which is not remedied within fifteen (15) days after your receipt of written notice from the Company specifying such failure; or (H) your use of alcohol or drugs which materially interferes with the performance of your duties.

ExlService Inc.	3

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417 Fax: 212-872 1524

Proprietary Information Agreement:

Prior to commencement of employment, you will be required to execute additional documentation including a non-disclosure and non-compete agreement.

Outside Employment:

Your position with ExlService is a full time responsibility requiring your full loyalty and dedication. So that you can do your best, you may not work for another employer while still employed with ExlService. In addition, ExlService prohibits its employees from investing money in any competitor of ExlService or conducting their own business in competition with ExlService whether during ExlService working hours or after ExlService work hours.

Please contact your on-site supervisor if you are unsure as to whether any work you perform is in competition with ExlService. Furthermore, should you need to engage in any outside business activity, you would need to get written approval from your on-site supervisor.

Miscellaneous:

You represent and warrant to the Company that neither the execution, delivery and performance of this letter agreement and the non-disclosure and non-compete agreement nor the performance of your duties to the Company or any of its affiliates violates or will violate the provisions of any other agreement to which you are a party or by which you are bound.

On you first day of employment you will be provided with information regarding Company’s policies and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Please contact ExlService’s HR administrator for specifics.

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ExlService Inc.	4

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417 Fax: 212-872 1524

We hope this job offer demonstrates our commitment to create a flexible and successful partnership that works for both of us. The job deserves and requires 110% commitment from you. I am confident that with you on the team we can reach great heights, both now and in the future.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return it to me.

Regards,

/s/ Rohit Kapoor	/s/ Vikram Talwar
Rohit Kapoor	Vikram Talwar
President	Vice-Chairman & CEO

Accepted and Agreed:

/s/ Rembert de Villa	March 26, 2008
Rembert de Villa	Date:

ExlService Inc.	5

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417 Fax: 212-872 1524